Exhibit 99.1

Duquesne Light

News Release

Date Oct. 23, 2003 For Release Upon Receipt Contact: Media: John Laudenslager 412-393-1502	Financial Community: Quynh McGuire 412-393-1259

DUQUESNE LIGHT HOLDINGS ANNOUNCES THIRD QUARTER 2003 RESULTS

Continued Success of Back-to-Basics Strategy

PITTSBURGH – Continuing the favorable performance resulting from the ongoing implementation of its Back-to-Basics business strategy, Duquesne Light Holdings (NYSE: DQE) today reported earnings available for common stock of $30.6 million, or $0.41 per share, for the third quarter of 2003, as compared to $26.8 million, or $0.36 per share, for the same period in 2002.

Earnings from continuing operations were $30.2 million, or $0.40 per share, for third quarter 2003, compared to $30.2 million, or $0.41 per share, for the same period in 2002, including $0.2 million of dividends on preferred stock. Despite cooler summer weather in the Pittsburgh area in 2003, which negatively impacted Duquesne Light Company’s revenue and earnings, overall third quarter 2003 performance was consistent with the prior year, primarily due to the following factors.

•	Earnings from DQE Financial increased $1.8 million, primarily as a result of higher prices from its landfill gas sales and lower depreciation and amortization expense.
•	Earnings from DQE Energy Services increased $1.5 million, primarily due to additional profits from a new synthetic fuel facility management contract entered into after the third quarter of 2002.
•	Duquesne Light Company’s interest expense was $1.7 million less than in the third quarter of 2002 due to debt retirements, which positively impacted third quarter 2003 earnings by $1.0 million.
•	DQE Enterprises recognized a $0.6 million after-tax gain related to the sale of all of its remaining publicly traded investments and received proceeds of approximately $2.5 million.

Included in the third quarter 2003 results was income from discontinued operations of $0.4 million, or $0.01 per share, compared to a loss of $3.4 million, or $0.05 per share, in the third quarter of 2002. The 2002 loss from discontinued operations included the results of both AquaSource and the propane distribution business of Pro Am, which was sold in December 2002. The sale of AquaSource’s investor-owned utilities was completed in July 2003.

Year-to-Date Results

For the year-to-date period through Sept. 30, 2003, earnings available for common stock were $94.1 million, or $1.26 per share, compared to a loss of $167.5 million, or $2.68 per share, in the first nine months of 2002. Included in the 2002 results was an after-tax charge of $113.7 million, or $1.82 per share, from the cumulative effect of a change in accounting principle.

For the nine months ended Sept. 30, 2003, earnings from continuing operations were $78.6 million, or $1.05 per share, including $0.4 million of dividends on preferred stock. This is compared to earnings for the same period in 2002 of $48.4 million, or $0.77 per share, including $0.5 million of dividends on preferred stock, before the cumulative effect of a change in accounting principle, mentioned earlier. The year-to-date increase was due primarily to the following factors.

•	DQE Financial recognized an after-tax gain of $7.0 million related to the sale of its investment in a natural gas operating partnership in the first quarter of 2003. In addition, earnings from DQE Financial increased $5.8 million, primarily as a result of higher prices from its landfill gas sales and lower depreciation and amortization expense.
•	Earnings from Duquesne Light’s supply business increased $5.6 million, reflecting a margin paid by customers who purchase power from the company as part of the POLR II arrangement, which provides electricity to customers who have not selected an alternative generation supplier.
•	Earnings from DQE Energy Services increased $3.2 million, primarily due to additional profits from a new synthetic fuel facility management contract entered into after the third quarter of 2002.
•	DQE Enterprises recognized an after-tax impairment charge of $1.0 million in 2003, related to energy-technology investments, compared to a $10.8 million charge in the prior-year period.

Included in the year-to-date 2003 results was income from discontinued operations of $15.5 million, or $0.21 per share, compared to a loss of $102.2 million, or $1.63 per share, for the prior-year period. The 2003 results included the $11.5 million after-tax gain relating to the increase in the fair value of AquaSource’s investor-owned utilities. The 2002 loss from discontinued operations included the results of both AquaSource and Pro Am, as well as the after-tax charge of $100.9 million relating to an impairment of the long-lived assets of AquaSource.

Third Quarter Update

International Brotherhood of Electrical Workers (IBEW) Local 29 approved a new three-year labor agreement with Duquesne Light Company on Oct. 7. The new contract will help the company control health care expenses through cost sharing with employees. Duquesne Light Company employs a total of 1,428 in the Pittsburgh region, with approximately 900 full-time employees covered by the collective bargaining agreement with the IBEW.

Duquesne Light Holdings has continued discussions with the Internal Revenue Service (IRS) regarding certain structured lease transactions under review. In July, the company was accepted into the IRS’ new Fast Track Settlement Program, designed to promote resolution generally within 120 days of acceptance. As part of this program, settlement discussions are expected to commence Oct. 29, 2003. The company’s goal continues to be to resolve these tax matters in their entirety.

Subsidiary DQE Energy Services operates both “inside-the-fence” energy facilities and synthetic-fuel facilities. Tax credits for the production and sale of solid synthetic fuels produced from coal recently have come under review by the Internal Revenue Service. The third-party owner of synthetic-fuel facilities, operated by DQE Energy Services, is entitled to these Section 29 tax credits. Another subsidiary, DQE Financial, holds an 8.3 percent interest in a limited partnership, which owns and operates synthetic fuel facilities, and qualifies for tax credits. For the nine months ended Sept. 30, 2003, DQE Energy Services’ earnings related to operating synthetic-fuel facilities, for a third party, were $14.1 million, and DQE Financial recognized $12.8 million of tax credits and, including the credits, $6.2 million of earnings related to its limited partnership investment.

Duquesne Light Company continues to make progress toward finalizing its post-2004 provider-of-last-resort plan. The company plans to file its plan with the Pennsylvania Public Utility Commission in November. Once filed, the regulatory approval process is expected to last approximately six months.

Liquidity

Third quarter 2003 capital expenditures totaled approximately $22 million, with $21 million at Duquesne Light Company and $1 million at unregulated subsidiaries. The company currently estimates that capital expenditures for continuing operations will total approximately $77 million in 2003, which includes $75 million for Duquesne Light Company and $2 million for other businesses.

The company recently renewed $290 million of revolving credit facilities, with $180 million at Duquesne Light Company and $110 million at Duquesne Light Holdings. These agreements do not have any ratings triggers and contain a one-year term-out option. In addition, the company had a cash balance of approximately $196 million as of Sept. 30, 2003.

Earnings Outlook

The company confirms its previous 2003 earnings guidance of $91 million to $95 million from continuing operations. This guidance includes the $7 million gain from DQE Financial’s sale of its investment in a natural gas operating partnership in the first quarter.

Strategic Overview

The company has made considerable progress in implementing its Back-to-Basics business strategy, which features a more concentrated focus on the company’s electric utility operations and its complementary businesses. Key initiatives targeted included strengthening its balance sheet, conserving cash, divesting non-core businesses, and developing a long-term earnings stream from its core electric business. As evidenced by its 2003 performance to-date, subsidiary Duquesne Light Company is a solid traditional utility with a predictable earnings stream and stable cash flow that helps support projected dividend and capital expenditure requirements.

A live Internet broadcast of the company’s management presentation to members of the financial community is scheduled for 11:15 a.m., EST, Tuesday, Oct. 28, and can be accessed at www.duquesnelight.com. The presentation will be held at the Edison Electric Institute (EEI) Financial Conference in Orlando, Fla. A replay of the presentation will be made available on the company’s website through Nov. 10. Please refer to the company’s 10-Q, which will be filed Nov. 14, for additional details regarding third quarter 2003 results.

About the Company

Duquesne Light Holdings is an energy services holding company. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering technological innovation and superior customer service and reliability to more than half a million direct customers throughout southwestern Pennsylvania. Duquesne Light Holdings also includes several affiliate companies that complement its core electric-utility operations.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and certainties, some of which are discussed below. Projected Duquesne Light Holdings cash flow, earnings, earnings growth and dividends will depend on the performance of Duquesne Light Holdings’ subsidiaries, and board policy. Demand for and pricing of electricity and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings will be affected by the number of customers who choose to receive electric generation through POLR II, by final PUC approval of POLR III and by the continued performance of the generation supplier. The ultimate structure of POLR III will be subject to PUC review and approval, and may depend on the ability to contract with suitable third-party suppliers and the terms negotiated with such suppliers. Any debt reductions will depend on the availability of cash flows. Purchase price adjustments related to the sale of AquaSource, and the resolution and disposition of the retained liabilities and indemnities, may affect earnings and cash flows. Customer energy demand, fuel costs, plant operations and any disallowances of Section 29 tax credits by the IRS could affect DQE Energy Services’ earnings. The outcome of the shareholder litigation initiated against Duquesne Light Holdings may affect performance. The final resolution of proposed adjustments regarding income tax liabilities of Duquesne Light Holdings and its affiliates (which will depend on negotiations with the appropriate tax authorities) could affect financial position, earnings, and cash flows. The resolution of the Fresh Kills litigation could affect cash flows and earnings. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued viability of, and compliance with the requirements for, applicable federal tax credits. The credit ratings received from the rating agencies could affect the cost of borrowing, the access to capital markets and liquidity. Overall performance by Duquesne Light Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.

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Duquesne Light

STATEMENT OF INCOME

(All amounts in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2003	2002	2003	2002
Operating Revenues:
Retail sales of electricity	$213.7	$248.7	$591.9	$719.6
Other	32.3	26.4	90.2	74.2

Total Operating Revenues	246.0	275.1	682.1	793.8

Operating Expenses:
Purchased power	109.1	124.3	298.8	327.2
Other operating and maintenance	53.0	50.1	154.8	155.0
Depreciation and amortization	21.0	31.8	67.1	160.1
Taxes other than income taxes	14.0	17.3	40.2	52.0

Total Operating Expenses	197.1	223.5	560.9	694.3

Operating Income	48.9	51.6	121.2	99.5
Other Income:
Investment income	15.2	16.5	56.2	55.5
Investment impairment	—	—	(1.0)	(10.8)

Total Other Income	15.2	16.5	55.2	44.7

Interest and Other Charges	17.9	19.6	56.4	63.9

Income From Continuing Operations Before Income Taxes	46.2	48.5	120.0	80.3
Income Taxes	16.0	18.1	41.0	31.4

Income From Continuing Operations	30.2	30.4	79.0	48.9
Income (Loss) from Discontinued Operations, net of tax	0.4	(3.4)	15.5	(102.2)

Income before Cumulative Effect of Change in Accounting Principle	30.6	27.0	94.5	(53.3)
Cumulative Effect of Change in Accounting Principle (a)	—	—	—	(113.7)

Net Income (Loss)	30.6	27.0	94.5	(167.0)
Dividends on Preferred Stock	—	0.2	0.4	0.5

Earnings (Loss) Available for Common Stock	$30.6	$26.8	$94.1	($167.5)

Average Number of Common Shares	75.1	74.1	74.8	62.6

Earnings (Loss) Per Share of Common Stock	0.41	0.36	1.26	(2.68)

Dividends Declared Per Share of Common Stock	$0.25	$0.25	$0.75	$1.09

Actual Number of Common Shares	75.1	74.1	75.1	74.1

(a) Relates to the impairment of goodwill.

OPERATING STATISTICS

	Three Months Ended September 30,
(Unaudited)	2003	2002
MEGAWATT-HOUR SALES (in thousands):
Residential	1,083	1,235
Commercial	1,765	1,863
Industrial	803	871

RETAIL SALES OF ELECTRICITY	3,651	3,969

OPERATING REVENUES (in millions):
Retail Sales of Electricity:
Residential	$86.4	$98.2
Commercial	90.4	105.8
Industrial	33.4	41.5
EGS Transmission	3.5	3.2

Revenues from Retail Sales of Electricity	213.7	248.7
Other	32.3	26.4

TOTAL OPERATING REVENUES	$246.0	$275.1

	Nine Months Ended September 30,
(Unaudited)	2003	2002
MEGAWATT-HOUR SALES (in thousands):
Residential	2,843	2,993
Commercial	4,886	4,982
Industrial	2,378	2,534

RETAIL SALES OF ELECTRICITY	10,107	10,509

OPERATING REVENUES (in millions):
Retail Sales of Electricity:
Residential	$228.3	$257.9
Commercial	256.2	324.0
Industrial	97.8	129.6
EGS Transmission	9.6	8.1

Revenues from Retail Sales of Electricity	591.9	719.6
Other	90.2	74.2

TOTAL OPERATING REVENUES	$682.1	$793.8